Exhibit 2.5

SECURITIES PURCHASE AND EXCHANGE AGREEMENT

BY AND AMONG

GCA HOLDINGS, L.L.C.

THE PURCHASERS NAMED HEREIN

M & C INTERNATIONAL

BANK OF AMERICA CORPORATION

AND

THE OTHER PERSONS NAMED HEREIN

April 21, 2004

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4B.	Third Party Notices and Consents	8
4C.	Governmental Notices and Consents	8
4D.	Operation of Business	8
4E.	Access	8
4F.	Notice of Material Developments	8
4G.	Exclusivity	9
4H.	Tax Matters	9

Section 5.	Representations and Warranties of the Seller	9
5A.	Organization, Corporate Power and Licenses	9
5B.	Equity Interests and Related Matters	9
5C.	Subsidiaries; Investments	10
5D.	Authorization	11
5E.	Noncontravention	11
5F.	Financial Statements	11
5G.	Accounts Receivable	12
5H.	Product Warranty	12
5I.	No Material Adverse Effect	12
5J.	Absence of Certain Developments	12
5K.	Assets	13
5L.	Tax Matters	14
5M.	Contracts and Commitments	15
5N.	Intellectual Property Rights	18
5O.	Litigation, etc.	19
5P.	Brokerage	19
5Q.	Insurance	19
5R.	Employees	20
5S.	ERISA	20
5T.	Compliance with Laws; Licenses	21
5U.	Affiliated Transactions	21
5V.	Customers	22
5W.	Real Property	22
5X.	Off-Balance Sheet Financing	22
5Y.	Closing Date and Conversion Date	22

Section 6.	Certain Additional Representations and Warranties of the Seller	23
6A.	Capacity; Power and Authority	23
6B.	Authorization	23
6C.	Noncontravention	23
6D.	Title to Interests, etc.	23
6E.	Brokerage	23
6F.	Closing Date and Conversion Date	23

Section 7.	Representations and Warranties of the Purchasers	24
7A.	Organization, Power and Authority	24
7B.	Authorization	24
7C.	Noncontravention	24
7D.	Brokerage	24
7E.	Purchase Entirely for Own Account	24
7F.	Disclosure of Information	24
7G.	Investment Experience	25

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7H.	Accredited Investor	25
7I.	Restricted Securities	25
7J.	Closing Date	25

Section 8.	Indemnification and Other Agreements	25
8A.	Survival of Representations and Warranties	25
8B.	General Indemnification	26
8C.	Press Release and Announcements	29
8D.	Non-Compete; Non-Solicitation	29
8E.	Intellectual Property Rights Protection	30
8F.	Further Assurances	31
8G.	Certain Tax Matters	31
8H.	Dispute Resolution	31
8I.	Key-Man Policies	31
8J.	Conversion to Corporation	32

Section 9.	Definitions	33

Section 10.	Termination	38
10A.	Termination	38
10B.	Effect of Termination	38

Section 11.	Miscellaneous	39
11A.	Fees and Expenses	39
11B.	Remedies	39
11C.	Consent to Amendments	39
11D.	Successors and Assigns	39
11E.	Severability	39
11F.	Counterparts	40
11G.	Descriptive Headings; Interpretation	40
11H.	Entire Agreement	40
11I.	No Third-Party Beneficiaries	40
11J.	Schedules	40
11K.	Governing Law	40
11L.	Notices	41
11M.	No Strict Construction	41
11N.	Knowledge	41
11O.	Understanding Among the Purchasers	42

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EXHIBITS AND SCHEDULES

Exhibit A	-	Restated Operating Agreement
Exhibit B	-	Registration Agreement
Exhibit C	-	Form of Stockholders Agreement
Exhibit D	-	Form of Investor Rights Agreement
Exhibit E	-	Form of Noncompetition Agreement
Exhibit F	-	Form of Bank Amendment
Exhibit G	-	Opinion of Counsel for the Company and the Seller
Exhibit H	-	Form of GCA LLC Agreement
Exhibit I	-	Form of CCS Option Agreement
Exhibit J	-	Form of Technology Side Letter
Exhibit K	-	Opinion of Counsels for the Purchasers
Exhibit L	-	Certificate of Conversion
Exhibit M	-	Certificate of Incorporation
Exhibit N	-	Bylaws
Exhibit O	-	Conversion Date Legal Opinion
Exhibit P	-	Form of Financial Statements Letter Agreement

Disclosure Schedules:

Schedule of Purchasers

Noncompetition Agreement Schedule

Capitalization Schedule

Investments and Subsidiaries Schedule

Restrictions Schedule

Financial Statements Schedule

Accounts Receivable Schedule

Product Warranty Schedule

Developments Schedule

Assets Schedule

Taxes Schedule

Contracts Schedule

Intellectual Property Schedule

Litigation Schedule

Brokerage Schedule

Insurance Schedule

Employees Schedule

Employee Benefits Schedule

Compliance Schedule

Licenses Schedule

Affiliated Transactions Schedule

Customers Schedule

Real Property Schedule

Off-Balance Sheet Financing Schedule

Seller Capitalization Schedule

Brokerage Schedule

Key-Man Life Insurance Schedule

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GCA HOLDINGS, INC.

SECURITIES PURCHASE AND EXCHANGE AGREEMENT

THIS SECURITIES PURCHASE AND EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2004, by and among GCA Holdings, L.L.C., a Delaware limited liability company that shall be converted into a Delaware corporation named GCA Holdings, Inc. as contemplated herein (the “Company”), the Persons listed on the Schedule of Purchasers attached hereto (each, a “Purchaser” and collectively, the “Purchasers”), M&C International, a Nevada corporation (the “Seller”), Bank of America Corporation, a Delaware corporation (“BofA”), and, for purposes of Section 8 hereof and as otherwise expressly set forth herein, Karim Maskatiya and Robert Cucinotta (each, a “Founder” and collectively, the “Founders”). The Company, the Purchasers, the Seller and the Founders are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 9 below.

WHEREAS, the Company desires to reconstitute its capital structure through the exchange of certain outstanding Common Units of the Company having the rights set forth in the Existing Operating Agreement (the “Common Units”) held by the Seller for certain newly issued Class A Preferred Units and Class B Preferred Units of the Company having the rights set forth in the Restated Operating Agreement (collectively, the “Preferred Units”) to be issued by the Company (the “Exchange”);

WHEREAS, immediately following the consummation of the Exchange, the Seller will own all of the issued and outstanding Preferred Units and substantially all of the outstanding Common Units and the Founders will continue to own substantially all of the Seller’s issued and outstanding capital stock ;

WHEREAS, the Purchasers desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, all of the Preferred Units issued to the Seller upon the Exchange on the terms and conditions set forth herein; and

WHEREAS, effective as of the day immediately following the Closing Date, the Parties shall cause the Company to be converted from a limited liability company to a corporation organized under the laws of Delaware (the “Conversion”), and in connection therewith the Company’s outstanding Class A Common Units shall be exchanged for and converted into shares of the Company’s Class A Common Stock, par value $.01 per share, having the rights set forth in the Certificate of Incorporation (the “Class A Common Stock”), the Company’s outstanding Class B Common Units shall be exchanged for and converted into shares of the Company’s Class B Common Stock, par value $.01 per share, having the rights set forth in the Certificate of Incorporation (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), the Company’s outstanding Class A Preferred Units shall be exchanged for and converted into shares of the Company’s Class A Preferred Stock, par value $.01 per share, having the rights set forth in the Certificate of Incorporation (the “Class A Preferred Stock”), and the Company’s outstanding Class B Preferred Units shall be exchanged for and converted into the Company’s Class B Preferred Stock, par value $.01 per share, having the rights set forth in the Certificate of Incorporation (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

Section 1. Exchange and Purchase Transaction.

1A. Authorization.

(i) On the basis of the representations, warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 3 below, the Company shall authorize and the Existing Members shall approve the amendment and restatement of the Company’s Existing Operating Agreement in substantially the form of Exhibit A attached hereto (as so amended and restated, the “Restated Operating Agreement”). The Restated Operating Agreement shall be duly executed by the Company and the Existing Members on or prior to the Closing Date and shall be in full force and effect under the laws of the State of Delaware as of the Closing.

(ii) On the basis of the representations, warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 3 below, the Company shall authorize the issuance to (a) the Seller of an aggregate of 220.055 Class A Common Units, 244.0 Class A Preferred Units and 58.5 Class B Preferred Units, each having the rights and preferences set forth in the Restated Operating Agreement, in exchange for 522.555 Common Units held by the Seller (the “Seller Exchanged Units”), and (b) BofA of an aggregate of 24.37 Class A Common Units and 3.075 Class B Common Units, each having the rights and preferences set forth in the Restated Operating Agreement, in exchange for 27.445 Common Units held by BofA (the “BofA Exchanged Units”).

1B. Exchange Transactions. On the basis of the representations, warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 3 below, each of the Company, the Seller and BofA agrees to and shall consummate, at the Closing, the following transactions (the “Exchange Transactions”):

(i) the Company shall issue and deliver to the Seller the 220.055 Class A Common Units, 244.0 Class A Preferred Units and 58.5 Class B Preferred Units and in exchange the Seller shall transfer and deliver to the Company the Seller Exchanged Units for cancellation; and

(ii) the Company shall issue and deliver to BofA the 24.37 Class A Common Units and 3.075 Class B Common Units and in exchange BofA shall transfer and deliver to the Company the BofA Exchanged Units for cancellation. The Seller hereby consents to BofA’s delivery of certificates representing the BofA Exchanged Units, provided that the Class A Common Units and the Class B Common Units issued in exchange therefore shall be delivered to the Seller as “Additional Pledged Collateral” pursuant to the pledge agreements to which the BofA Exchanged Units are subject.

1C. Purchase Transaction. On the basis of the representations, warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 2 below, each of the Purchasers and the Seller agrees to and shall consummate, at the Closing and immediately after the Exchange Transactions, the following transaction (the “Purchase Transaction”): the Seller shall sell to each Purchaser, and each Purchaser shall purchase from the Seller, the number of Class A Preferred Units and the number of Class B Preferred Units set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto upon payment of immediately available funds in the manner set forth in Paragraph 1D(ii) below.

1D. Closing. The closing of each of the Exchange Transactions and the Purchase Transaction (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304-1018, with the Exchange Transactions occurring at 10:00 a.m., local time, and the Purchase Transaction occurring immediately thereafter at 10:01 a.m., local time, within two (2) business days after the satisfaction or waiver of the conditions to Closing set forth in Section 2 and Section 3 hereof (other than those conditions to be satisfied at the Closing), or such other date and time as to which the Parties hereto agree in writing. The date and time of Closing is referred to herein as the “Closing Date.” The Exchange Transactions and the Purchase Transaction shall each constitute a separate transaction hereunder. At the Closing, the Parties shall consummate the transactions contemplated by this Agreement in the following manner and in the following order:

(i) The Seller shall deliver to the Company unit certificates representing the Seller Exchanged Units together with a duly executed assignment of the Seller Exchanged Units, and the Company will deliver to the Seller unit certificates representing 220.055 Class A Common Units, 244.0 Class A Preferred Units and 58.5 Class B Preferred Units.

(ii) BofA shall deliver to the Company unit certificates representing the BofA Exchanged Units together with a duly executed assignment of the BofA Exchanged Units, and the Company will deliver to BofA unit certificates representing 24.37 Class A Common Units and 3.075 Class B Common Units.

(iii) Each Purchaser shall deliver to the Seller such Purchaser’s portion of the Final Purchase Price allocable to such Purchaser as set forth on the Schedule of Purchasers attached hereto by wire transfer of immediately available funds to an account designated by the Seller, and the Seller shall deliver to the Purchasers the unit certificates representing 244.0 Class A Preferred Units and 58.5 Class B Preferred Units, together with a duly executed assignment of such Preferred Units, in form and substance reasonably satisfactory to the Purchasers. The Purchasers shall deliver such unit certificate to the Company and the Company shall deliver to each Purchaser a unit certificate representing the Preferred Units purchased by each such Purchaser.

(iv) Each Purchaser shall execute and deliver a counterpart signature page to the Restated Operating Agreement and shall become a member of the Company in accordance with the terms of the Restated Operating Agreement and will be entitled to all of the rights, and subject to all of the obligations, of a member thereunder as provided therein.

1E. Purchase Price. The aggregate purchase price for the Preferred Units to be purchased by the Purchasers in the Purchase Transaction (the “Final Purchase Price”) shall be an amount equal to $316,400,000.

Section 2. Conditions of the Obligations of the Purchasers at the Closing. The obligation of the Purchasers to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver by the Purchasers) as of the Closing of the following conditions:

2A. Representations and Warranties. The representations and warranties contained in Section 5 (other than the representations and warranties contained in the first sentence of Paragraph 5I) and Section 6 hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing, and the representations and warranties contained in Section 5 (other than the representations and warranties contained in the first sentence of Paragraph 5I) and Section 6 hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or the Seller to the Purchasers pursuant to Paragraph 4F below).

2B. Covenants. The Company, the Seller and BofA shall have performed in all material respects all of the covenants and agreements required to be performed by the Company and the Seller hereunder prior to the Closing.

2C. Proceedings. No suit, action or other proceeding shall be pending or threatened before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated hereby or that could reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

2D. Material Adverse Effect. Since December 31, 2003, there shall have been no material adverse change or development in the business, operations, assets, liabilities (except for the incurrence of the Senior Debt and the Senior Notes), Licenses, financial condition (except for the incurrence of the Senior Debt and the Senior Notes), operating results, cash flow or employee, customer or supplier relations of the Company and its Subsidiaries taken as a whole that (i) resulted from or was caused by an Extraordinary Event and (ii) shall adversely impact the Company’s consolidated revenues or earnings by more than 20% for the 30 day period following the date of this Agreement.

2E. Restated Operating Agreement. The Company and the Existing Members shall have duly executed and delivered the Restated Operating Agreement, and the Restated Operating Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2F. Registration Agreement. The Company and the Existing Members shall have duly executed and delivered a registration agreement in substantially the form of Exhibit B attached hereto (the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2G. Stockholders Agreement. The Company and the Existing Members shall have duly executed and delivered a stockholders agreement in substantially the form of Exhibit C attached hereto (the “Stockholders Agreement”), and the Stockholders Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2H. Investor Rights Agreement. The Company and the Seller shall have duly executed and delivered an investor rights agreement in substantially the form of Exhibit D attached hereto (the “Investor Rights Agreement”), and the Investor Rights Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2I. Noncompetition Agreements. The Company and each of the Persons set forth on the Noncompetition Agreement Schedule attached hereto shall have duly executed and delivered a non-competition and non-solicitation agreement in substantially the form of Exhibit E attached hereto (collectively, the “Noncompetition Agreements”), and the Noncompetition Agreements shall be in full force and effect as of the Closing and shall not have been amended or modified and shall not provide for or require the payment of any consideration to such parties.

2J. Amendment to Senior Credit Agreement. Amendment No. 1 to the Senior Credit Agreement in substantially the form of Exhibit F attached hereto shall have been duly executed and delivered by the parties thereto (the “Bank Amendment”), and the Bank Amendment shall be in full force and effect as of the Closing and shall not have been amended or modified.

2K. Opinion of the Company’s and the Seller’s Counsel. The Purchasers shall have received from Morrison & Foerster LLP, counsel for the Company and the Seller, an opinion in substantially the form of Exhibit G attached hereto, which shall be addressed to the Purchasers and dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchasers.

2L. Filings. The Parties shall have made all filings required to be made by the Parties and shall have obtained all Licenses and other authorizations and consents required to be obtained under all applicable Laws (including federal, state and local gaming-related Laws) to consummate the transactions contemplated by this Agreement in compliance with such Laws, in each case on terms and conditions satisfactory to each Purchaser, and any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), shall have expired or been terminated (collectively, the “Governmental Approvals”).

2M. Third Party Consents and Approvals. The Company and the Seller shall have obtained all member and third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document identified with a pound sign (#) on the attached Contracts Schedule (collectively, the “Required Third Party Approvals”), in each case on terms and conditions reasonably satisfactory to each Purchaser.

2N. Closing Documents. At the Closing, the Company and the Seller shall have delivered to the Purchasers all of the following documents:

(i) a certificate from an officer of the Company and the Seller, dated as of the Closing Date, stating that each of the conditions specified in Section 1 and this Section 2 has been satisfied;

(ii) copies of the Certificate of Formation and operating agreement (or similar governing documents) of each of the Company and its Subsidiaries in effect as of the Closing Date, certified by the Secretary of State of the applicable state of formation, in the case of Certificates of Formation, and certified by an officer of the Company or its Subsidiaries, in the case of operating agreements (or similar governing documents);

(iii) copies of all Required Third Party Approvals and Governmental Approvals (including all filings with gaming regulatory agencies and the waiver by Bank of America Corporation of its co-sale rights pursuant to Section 10.10 of the Existing Operating Agreement);

(iv) good standing certificates of each of the Company and its Subsidiaries from its jurisdiction of organization and, to the extent practicable, in each jurisdiction in which it is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the Closing Date; and

(v) a certificate duly executed by the Seller certifying that the Seller is not a foreign person, in the form provided in Treasury Regulation Section 1.1445-2(b)(2)(iii).

2O. Expenses. At the Closing, the Company shall have paid or reimbursed the Purchasers for their fees and expenses as provided in Paragraph 11A below.

2P. No Default. At the Closing, no Default or Event of Default (each, as defined in the Indenture or the Senior Credit Agreement, as applicable) shall exist or be continuing under the Indenture or the Senior Credit Agreement, and no such Default or Event of Default shall arise as a result of the consummation of the transactions contemplated herein.

2Q. GCA LLC Agreement. The Company shall have duly executed and delivered a third amended and restated limited liability company agreement for GCA in substantially the form of Exhibit H attached hereto (the “GCA LLC Agreement”), and the GCA LLC Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2R. Option Agreement. The Seller shall have duly executed and delivered to the Purchasers an option agreement in substantially the form of Exhibit I attached hereto (the “CCS Option Agreement”), and the CCS Option Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2S. Technology Side Letter. GCA, USAPS, USAP, Infonox, Karim Maskatiya and Robert Cucinotta shall have duly executed and delivered a letter agreement relating to certain technology in substantially the form of Exhibit J attached hereto (the “Technology Side Letter”), and the Technology Side Letter shall be in full force and effect as of the Closing and shall not have been amended or modified.

2T. Financial Statements Letter Agreement. The Seller shall have duly executed and delivered a letter agreement regarding financial statements in substantially the form of Exhibit P attached hereto (the “Financial Statements Letter Agreement”), and the Financial Statements Letter Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

Any condition specified in this Section 2 may be waived by the Purchasers, provided that no such waiver will be effective unless it is set forth in a writing executed by the Purchaser against whom it is to be enforced.

Section 3. Conditions of the Obligations of the Company and the Seller at the Closing. The obligation of the Company and the Seller to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver by the Seller and the Company) as of the Closing of the following conditions:

3A. Representations and Warranties. The representations and warranties contained in Section 7 hereof shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Purchasers to the Company or the Seller pursuant to Paragraph 4F).

3B. Covenants. The Purchasers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing.

3C. Proceedings. No suit, action or other proceeding shall be pending before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated hereby (other than any such suit, action or proceeding brought by any of the Parties against any of the other Parties), and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

3D. Restated Operating Agreement. The Purchasers shall have duly executed and delivered the Restated Operating Agreement, and the Restated Operating Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

3E. Registration Agreement. The Purchasers shall have duly executed and delivered the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

3F. Stockholders Agreement. The Purchasers shall have duly executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

3G. Investor Rights Agreement. The Purchasers shall have duly executed and delivered the Investor Rights Agreement, and the Investor Rights Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

3H. Governmental Consents and Approvals. The Parties shall have obtained all Governmental Approvals that are required for the consummation of the transactions contemplated hereby, and the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated. The Company shall have obtained all Required Third Party Approvals; provided that if the Purchasers waive the delivery of any such Required Third Party Approval required to be delivered pursuant to Paragraph 2M, each of the Company and the Seller shall be deemed to have waived the delivery of such Required Third Party Approval required to be delivered pursuant to this Paragraph 3H.

3I. Opinion of Purchasers’ Special Counsels. The Seller and the Company shall have received from each of Kirkland & Ellis LLP, special counsel to the Summit Investors, and the in-house counsel to the Tudor Investors, an opinion in substantially the form of Exhibit K attached hereto regarding the authorization and execution of this Agreement and the other agreements contemplated herein by the Purchasers, as applicable, which shall be addressed to the Seller and the Company and dated as of the Closing Date.

3J. Closing Documents. At the Closing, each Purchaser shall have delivered to the Company and the Seller an officer’s certificate, dated as of the Closing Date, stating that each of the conditions specified in this Section 3 has been satisfied.

3K. Amendment to Senior Credit Agreement. The Bank Amendment shall have been duly executed and delivered by the administrative agent thereunder.

Any condition specified in this Section 3 may be waived by the Company and the Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by the Company and the Seller.

Section 4. Pre-Closing Covenants and Agreements. Each of the Parties agrees as follows with respect to the period between the date of this Agreement and the Closing (and, in the case of Paragraph 4H below, between the date of this Agreement and the Conversion Date):

4A. General. Each of the Parties shall use reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Sections 2 and 3 above). At the Closing, the applicable Parties shall execute and deliver the Restated Operating Agreement, the Registration Agreement, the Noncompetition Agreements, the Stockholders Agreement, the Investor Rights Agreement, the Bank Amendment, the GCA LLC Agreement, the Option Agreement, the Technology Side Letter and the other agreements and instruments contemplated hereby to be executed and delivered at the Closing. The Founders shall cause the Seller to perform and comply with all of its obligations hereunder prior to and at the Closing.

4B. Third Party Notices and Consents. The Seller and the Company shall use reasonable best efforts to give all required notices to third parties and obtain all required third party consents in connection with the matters contemplated by this Agreement.

4C. Governmental Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use reasonable best efforts to obtain, any authorizations, consents and approvals of Governmental Entities that are required as of the Closing in connection with the matters contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain an early termination of the waiting period under the Hart-Scott-Rodino Act, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith, and the Company shall pay all filing and other fees related to any filings under the Hart-Scott-Rodino Act. The Summit Investors shall promptly reimburse the Company for the amount of the Hart-Scott-Rodino filing fees paid by the Company on their behalf in the event that this Agreement is terminated pursuant to Section 10.

4D. Operation of Business. The Company shall, and shall cause its Subsidiaries to, operate their business only in the usual and ordinary course of business consistent in all material respects with its Licenses and with past practice and use reasonable best efforts to preserve the goodwill and organization of their business and the relationships with their customers, vendors, employees and other business relations. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall not permit any of its Subsidiaries to) take or omit to take any action that is reasonably within the Company’s control that would require disclosure under Paragraph 5J below or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company or the Seller in this Agreement. Notwithstanding the foregoing, nothing in this Paragraph 4D shall prohibit the Company from taking any action or omitting to take any action as required or as expressly contemplated by this Agreement.

4E. Access. Subject to compliance with the terms of any confidentiality or nondisclosure agreement among the Parties, the Company shall afford, and cause its officers, directors, employees, attorneys, accountants and other agents to afford, to the Purchasers and their respective accounting, legal and other representatives, reasonable access at reasonable times and during normal business hours to the personnel of the Company and any of its Subsidiaries and to business, financial, legal, tax, compensation and other data and information concerning the affairs and operations of the Company and any of its Subsidiaries.

4F. Notice of Material Developments. Each Party shall give prompt written notice to the other Parties of (i) any variances in any of its representations or warranties contained in Sections 5, 6 or 7 below, as the case may be and (ii) any breach of any covenant hereunder by such Party. No such disclosure by any Party pursuant to this Paragraph 4F, however, shall be deemed to cure any breach of any representation or warranty or covenant of such Party contained herein for purposes of determining the fulfillment of the conditions set forth in Paragraph 2A or Paragraph 3A, as applicable, as of the Closing; provided, however, that if the Closing occurs, for purposes of determining the accuracy of the representations and warranties contained in Sections 5 and 6 and the liability of the Seller with respect thereto under Paragraph 8B(i) or the accuracy of the representations and warranties contained in Section 7 and the liability of the Purchasers with respect thereto under Paragraph 8B(ii), the Schedules attached hereto shall be deemed to include all information contained in any supplement or amendment thereto made prior to the Closing to the extent such supplement or amendment discloses facts, events or circumstances that did not exist on the date hereof and that would have been required to be disclosed on one or more of the Schedules attached hereto if such information was in existence as of the date hereof.

4G. Exclusivity. From and after the date hereof and continuing until the termination of this Agreement pursuant to Section 10, the Company and the Seller will not (and will cause their members, stockholders, directors, managers, employees, representatives, Affiliates and advisors not to), directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than the Purchasers in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries or the Seller, (b) merger or consolidation involving the Company or any of its Subsidiaries or the Seller, (c) purchase or sale of any material assets (other than in the ordinary course of business consistent with past practice) or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of the Company or any of its Subsidiaries or the Seller, or (d) similar transaction or business combination involving the Company or any of its Subsidiaries or the Seller or their respective businesses or assets (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchasers) to do or seek to do any of the foregoing. The Company, its Affiliates and the Seller agree to notify the Purchasers immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction.

4H. Tax Matters. None of the Seller, the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any of its Subsidiaries or the Purchasers.

Section 5. Representations and Warranties of the Seller. As a material inducement to the Purchasers to enter into this Agreement and purchase the Preferred Units hereunder, the Seller hereby represents and warrants to the Purchasers as follows (and, notwithstanding the qualification of any representation or warranty to the Company’s knowledge, the Company shall bear no liability for any inaccuracy or breach of any of the following representations or warranties):

5A. Organization, Corporate Power and Licenses. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. After the Conversion, the Company shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall be qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect

5B. Equity Interests and Related Matters.

(i) As of the date hereof and immediately prior to the Closing and without giving effect to the Restated Operating Agreement, the authorized and outstanding membership interests of the Company consist and shall consist of 550 Common Units, held beneficially and of record by the Existing Members as set forth on the Capitalization Schedule attached hereto. Immediately following the Closing (and after giving effect to the Exchange Transactions and the Purchase Transaction), the outstanding membership interests of the Company shall consist of

(a) 244.425 Class A Common Units and 3.075 Class B Common Units held beneficially and of record by the Existing Members as set forth on the attached Capitalization Schedule attached hereto and (b) 244.0 Class A Preferred Units and 58.5 Class B Preferred Units held beneficially and of record by the Purchasers. Immediately following the Conversion, the authorized, issued and outstanding capital stock of the Company shall be as set forth on the Capitalization Schedule attached hereto. Except as set forth on the attached Capitalization Schedule, the Company does not have outstanding any equity or other securities convertible into or exchangeable for any membership or other equity interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase any membership interests or securities convertible into or exchangeable for its membership or other equity interests or any appreciation rights or phantom equity-type plans. The Seller has not granted any option or other right to any other Person to purchase or acquire any of the Seller’s Units or any rights therein (other than pursuant to this Agreement).

(ii) The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests or any warrants, options or other rights to acquire its membership interests, other than as expressly provided in or contemplated by this Agreement or as set forth on the Capitalization Schedule attached hereto. There are no statutory or contractual preemptive rights or rights of first refusal or other similar restrictions with respect to the issuance of the Preferred Units (other than any of the foregoing which have been terminated or otherwise cancelled as of the Closing). Except for (i) the Restated Operating Agreement, (ii) the documents, agreements and instruments governing the Senior Debt and Senior Notes with respect to “change-in-control” provisions and the appointment of Independent Directors (as defined therein), (iii) the Membership Unit Purchase Agreement among the Company, Seller and Bank of America Corporation dated as of March 10, 2004 (the “Membership Unit Purchase Agreement”) and the documents, agreements and instruments referenced therein, there are no agreements or understandings between or among the Existing Members or among any other Persons with respect to the voting or transfer of the Company’s membership interests or with respect to any other aspect of the Company’s governance.

(iii) The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its member interests.

5C. Subsidiaries; Investments. The attached Investments and Subsidiaries Schedule sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock or other ownership interests of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would be reasonably expected to have a Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary (other than QuikPlay) are owned by the Company or another Subsidiary free and clear of any Encumbrance and not subject to any option or right to purchase any such shares, except, in the case of QuikPlay as set forth in the Limited Liability Company Agreement of QuikPlay dated as of December 6, 2000. Except as set forth on the Investments and Subsidiaries Schedule, neither the Company nor any Subsidiary has any obligation to make any additional Investments in any Person. No Subsidiary of the Company has authorized or outstanding any securities convertible into or exchangeable for any of its equity securities or containing profit participation features, or any rights (whether contract rights or otherwise) or options to subscribe for or to purchase or otherwise acquire its equity securities or any securities convertible into or exchangeable for its equity securities or any appreciation rights or phantom equity-type plans. No Subsidiary of the Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire its equity securities. Neither the Company nor any of its Subsidiaries has granted any option or other right to any other Person to purchase or acquire any equity securities of any Subsidiary.

5D. Authorization. The execution, delivery and performance of this Agreement, the Registration Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party, the consummation of the Exchange Transactions and the Purchase Transaction hereunder and the amendment and restatement of the Existing Operating Agreement and the consummation of all of the other transactions contemplated hereby (including the consummation of the Conversion on the Conversion Date) have been duly authorized by the Company and, to the extent required under the Existing Operating Agreement or otherwise, its managers and members. This Agreement, the Restated Operating Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party each constitute a valid and binding obligation of the Company, enforceable in accordance with their respective terms (except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and relief of debtors and general principles of equity).

5E. Noncontravention. Except for all third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document identified with an asterisk (*) on the attached Contracts Schedule (collectively, the “Third Party Approvals”) and except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company of this Agreement, the Registration Agreement and all other agreements and instruments contemplated hereby to which the Company is a party, the consummation of the Exchange Transactions and the Purchase Transaction hereunder, the amendment and restatement of the Existing Operating Agreement, the consummation of the Conversion and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien or Encumbrance upon the Company’s or any of its Subsidiaries’ membership or other ownership interests or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to, the Existing Operating Agreement, or any Law to which the Company or any of its Subsidiaries is subject, or any order, judgment or decree or any Material Contract (other than contracts deemed to be “Material Contracts” under clauses (o), (p) and (r) of Paragraph 5M), except for any filing, notice or authorization required pursuant to the Hart-Scott-Rodino Act.

5F. Financial Statements. Attached hereto as the Financial Statements Schedule are the following financial statements (the “Financial Statements”):

(i) the audited consolidated balance sheets of GCA as of December 31, 2002 and December 31, 2003 and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended (the audited consolidated balance sheet of GCA as of December 31, 2003, the “Latest Audited Balance Sheet”); and

(ii) the unaudited consolidated balance sheet of GCA as of February 29, 2004 (the “Latest Balance Sheet”) and the related statements of income and cash flows (or the equivalent) for the two-month period then ended.

Each of the foregoing Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial condition and results of operations and cash flows of GCA and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject, in the case of the unaudited Financial Statements, to normal year-end audit adjustments) and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and normal year-end audit adjustments). Except as set forth and described on the attached Financial Statements Schedule and except for entering into the agreements relating to the Senior Debt, the Company has not (i) conducted any business, (ii) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted), (iii) owned any assets other than its membership interest in GCA, (iv) entered into any contracts or agreements, or (v) violated any laws or governmental rules or regulations.

5G. Accounts Receivable. Except as set forth on the attached Accounts Receivable Schedule, all accounts and settlement receivables reflected on the Latest Balance Sheet or to be reflected on the Company’s books and records as of the Closing Date are or shall be bona fide receivables arising in the ordinary course of business and, to the Seller’s knowledge and the Company’s knowledge, shall not subject to any valid counterclaims or setoffs except for chargebacks in the ordinary course of business in amounts consistent with past practices.

5H. Product Warranty. Except as set forth on the attached Product Warranty Schedule, neither the Company nor any of its Subsidiaries has been notified in writing of any claims for (and the Company has no knowledge of any threatened claims for) any extraordinary or material warranty obligations relating to any of its products or services.

5I. No Material Adverse Effect. Since December 31, 2003, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities (except for the incurrence of the Senior Debt and the Senior Notes), Licenses, financial condition (except for the incurrence of the Senior Debt and the Senior Notes), operating results, cash flow or employee, customer or supplier relations of the Company and its Subsidiaries (taken as a whole). Since December 31, 2003, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business and consistent in all material respects with its Licenses and with past practice, other than (as the same relates to past practice) the incurrence of the Senior Debt and the Senior Notes and the consummation of the transaction contemplated in the Restructuring Agreement.

5J. Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on the attached Developments Schedule, since December 31, 2003, neither the Company nor any of its Subsidiaries has:

(i) issued any notes, bonds or other debt securities (other than the Senior Debt and the Senior Notes) or any membership interests or other equity securities or any securities or rights convertible, exchangeable or exercisable into any membership interests or other equity securities or borrowed any amount (other than the Senior Debt and the Senior Notes);

(ii) declared, set aside or made any payment or distribution of cash or other property to any of its members or stockholders with respect to such member’s or stockholder’s membership interests or other equity securities (other than Permitted Tax Distributions as defined in the Existing Operating Agreement and other than pursuant to the terms of the Restructuring Agreement), or purchased, redeemed or otherwise acquired any membership interests or other equity securities (other than pursuant to the terms of the Restructuring Agreement);

(iii) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible assets or any Intellectual Property Rights, except in the ordinary course of business and other than in connection with the incurrence of the Senior Debt and the Senior Notes;

(iv) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on the attached Contracts Schedule and, in the case of non-management employees, other than in the ordinary course of business), or made or granted any material increase in any employee benefit plan or arrangement, or amended in any material respect or terminated any existing material employee benefit plan or arrangement or adopted any new material employee benefit plan or arrangement;

(v) made capital expenditures or commitments therefor that aggregate in excess of $500,000, except for any fees and expenses relating to the Senior Debt and the Senior Notes;

(vi) delayed or postponed the payment of any accounts payable or commissions or any other material liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or discounted any accounts or settlement receivables, other than in the ordinary course of business consistent with past practice;

(vii) suffered any damage, destruction or casualty loss exceeding in the aggregate $250,000, whether or not covered by insurance;

(viii) made any change in any material method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to the Purchasers, or reversed any accounting accruals;

(ix) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;

(x) entered into any material contract or any material transaction other than in the ordinary course of business or materially changed any of its business practices; or

(xi) agreed to do any of the foregoing.

5K. Assets.

(i) Except as set forth on the attached Assets Schedule, the Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use, the material properties and assets, tangible or intangible, used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter (the “Assets”), free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Permitted Encumbrances.

(ii) Except as set forth on the attached Assets Schedule, the tangible Assets are in good condition and repair in all material respects (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Company’s or its Subsidiaries’ business. Except as set forth on the attached Assets Schedule, the Assets constitute all of the assets, properties and rights, whether tangible or intangible, necessary for the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted.

5L. Tax Matters. Except as set forth on the Taxes Schedule attached hereto:

(i) The Company and each of its Subsidiaries has timely filed all material Tax Returns required to be filed by it and each such Tax Return has been prepared in compliance in all material respects with all applicable laws and regulations and is true and correct in all material respects;

(ii) All Taxes payable by the Company and its Subsidiaries with respect to periods or portions of periods ending on or before the Closing Date have been paid when due (or, if due on or after the Closing Date, will be properly accrued on the Company’s books and records) and, to the Company’s knowledge, the Company and its Subsidiaries have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any member, employee, creditor, independent contractor or other third party;

(iii) There are no (and there have not been any) actions, suits, proceedings or audits or any notices of inquiry with respect to any of the foregoing pending against or with respect to the Company or any Subsidiary regarding Taxes and, to the Company’s knowledge, no action, suit, proceeding or audit is currently threatened against or with respect to the Company or any Subsidiary regarding Taxes;

(iv) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement, has any current or potential contractual obligation to indemnify any other Person with respect to Taxes, or has any liability for the Taxes of any Person, as a transferee or successor, by contract, or otherwise;

(v) To the Company’s knowledge, no claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;

(vi) Neither the Company nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

(vii) Neither the Company nor any of its Subsidiaries will be required (i) as a result of a change in method of accounting for a Tax period, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Tax law) in taxable income for any such Tax period or (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), to include any item of income or exclude any item of deduction from any Tax period;

(viii) Neither the Company nor any of its Subsidiaries has any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States and such foreign country; and

(ix) The Company has been a partnership or disregarded entity, and each Subsidiary (other than CashCall Systems, Inc. and Global Cash Access Finance Corporation) has been a partnership or disregarded entity, for federal and all applicable state and local Tax purposes, in each case since the date of its formation.

5M. Contracts and Commitments.

(i) Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, the attached Intellectual Property Schedule, the attached Employees Schedule or the attached Employee Benefits Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:

(a) pension, profit sharing, equity option or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement or practice, whether formal or informal, involving the payment of consideration in excess of $10,000 to any individual;

(b) collective bargaining agreement or any other contract with any labor union, or any severance agreements, programs, policies or arrangements;

(c) contract with a casino or other gaming establishment that is listed on the Customers Schedule attached hereto;

(d) contract with a provider of vault cash;

(e) contract or other agreement with First Data Corporation, FDFS Holdings, LLC or any of their Affiliates that restricts or otherwise impairs the business of the Company or any of its Subsidiaries or that involves payments by or payments to the Company or any of its Subsidiaries of amounts in excess of $100,000 in any twelve-month period;

(f) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual cash or other compensation in excess of $150,000 or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(g) contract under which it has advanced or loaned monies in excess of $250,000 individually or in the aggregate to any other Person (other than advances to its employees in the ordinary course of business consistent with past practice);

(h) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company or any of its Subsidiaries or any letter of credit arrangements;

(i) guaranty of any obligation for borrowed money or otherwise (other than endorsements made for collection in the ordinary course of business);

(j) lease or agreement under which it is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $250,000;

(k) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it, except for the placement and operation of cash access machines at gaming establishments in the ordinary course of business;

(l) inbound or outbound license, royalty, indemnification, assignment or other agreement relating to Intellectual Property Rights, except for a royalty-free license of off-the-shelf, unmodified, commercially available software for use (but not redistribution) by the Company or any of its Subsidiaries having an aggregate value for all related licenses thereof of less than $75,000;

(m) nondisclosure or confidentiality agreements (other than those entered into in the ordinary course of business with customers, suppliers, employees and potential business partners);

(n) contract or group of related contracts with the same party or group of affiliated parties for the purchase of supplies, products, equipment or other personal property or for the receipt of services under which the undelivered balance of such products and services has a selling price in excess of $250,000;

(o) contract or group of related contracts with the same party or group of affiliated parties for the sale of supplies, products, equipment or other personal property or for the furnishing of services under which the undelivered balance of such products or services due from it has a selling price in excess of $250,000, which contracts need not be listed on the Contracts Schedule but shall be subject to the representations and warranties in subparagraph 5M(ii) below;

(p) material contract relating to the marketing, sale, advertising or promotion of its products or services, other than contracts with gaming establishments entered into in the ordinary course of the Company’s business, which contracts need not be listed on the Contracts Schedule but shall be subject to the representations and warranties in subparagraph 5M(ii) below;

(q) agreements relating to the ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(r) assignment, license, indemnification or other agreement with respect to any intangible property (excluding Intellectual Property Rights and excluding indemnification provisions in contracts with gaming establishments entered into in the ordinary course of the Company’s business, which contracts need not be listed on the Contracts Schedule but shall be subject to the representations and warranties in subparagraph 5M(ii) below);

(s) agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights), other than pursuant to the Membership Unit Purchase Agreement;

(t) material broker, agent, sales representative or distribution agreement or agreement relating to the export and/or import of any goods or equipment;

(u) power of attorney or other similar agreement or grant of agency;

(v) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

(w) contract or agreement with any Governmental Entity (other than in the ordinary course of business as are usual and customary with respect to the Company’s business); or

(x) other agreement which is material to its operations or business prospects or involves an annual consideration in excess of $250,000, whether or not in the ordinary course of business.

(ii) All of the contracts, agreements and instruments set forth or required (except in the case of clauses (o), (p) and (r) set forth above) to be set forth on the attached Contracts Schedule (each, a “Material Contract”) are valid, binding and enforceable in accordance with their respective terms (except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and relief of debtors and general principles of equity). Each of the Company and its Subsidiaries has performed all obligations required to be performed by it in all material respects and is not in default under or in breach of, in each case, in any material respect, nor in receipt of any written claim of such default or breach under any Material Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance, in each such case, in any material respect, by the Company or any of its Subsidiaries under any such Material Contract; neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing on a timely basis all such material obligations required to be performed by the Company or any of its Subsidiaries under any such Material Contract; and neither the Company nor any of its Subsidiaries has any knowledge of any cancellation or anticipated cancellation or any breach, in each case, in any material respect, by the other parties to any Material Contract.

(iii) The Purchasers’ special counsel has been supplied with a true and complete copy of each of the written Material Contracts (except for contracts deemed to be “Material Contracts” under clauses (o), (p) and (r) of subparagraph (i) above) and an accurate description of each of the oral Material Contracts (except for contracts deemed to be “Material Contracts” under clauses (o), (p) and (r) of subparagraph (i) above).

(iv) Except as set forth on the Contracts Schedule, the Company and its Subsidiaries currently provide or obtain from third parties all products and services that are material to the Company’s business that were previously provided by First Data Corporation, FDFS Holdings, LLC or any of their affiliates prior to the consummation of the transactions contemplated in the Restructuring Agreement; and since the consummation of the transactions contemplated in the Restructuring Agreement, there has been no disruption in the Company’s or its Subsidiaries’ businesses as a result of the transition of the services previously provided by First Data Corporation, FDFS Holdings, LLC or any of their affiliates to other providers.

5N. Intellectual Property Rights.

(i) The attached Intellectual Property Schedule contains a complete and accurate list and description of all (a) patented or registered Intellectual Property Rights owned by or held primarily for the use of the Company or any of its Subsidiaries, (b) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries, and (c) material unregistered Intellectual Property Rights owned or held primarily for use by the Company or any of its Subsidiaries. The Company owns and possesses sufficient title to and ownership of, or has sufficient valid and enforceable, unexpired written licenses or rights to, all Intellectual Property Rights necessary for the operation of its business as presently conducted and as presently proposed to be conducted (including products and services in development). Without limiting the generality of the foregoing, and except for the Active Payment Platform owned by Infonox on the Web, the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by or under the direction or supervision of any of the Company’s or its Subsidiaries’ employees or independent contractors relating to the business of the Company or its Subsidiary, as applicable. It is not and will not be necessary for the continued operation of the Company’s and its Subsidiaries’ businesses as currently conducted to utilize any Intellectual Property Rights of (A) any of the Company’s or its Subsidiaries’ employees or independent contractors developed, invented or made prior to their employment by or other relationship with the Company or its Subsidiaries, or (B) Seller or its Affiliates (other than the Company and its Subsidiaries), except in each case for any such Intellectual Property Rights that have previously been assigned without restriction or encumbrance to the Company or one of its Subsidiaries or are the subject of a written, unexpired, valid and enforceable license agreement to the Company and its Subsidiaries. To the Company’s knowledge, there are no material bugs or defects in any of the software, hardware, or network equipment used in the Company’s and its Subsidiaries’ businesses, and all such hardware and network is in good operating condition.

(ii) Except as set forth on the attached Intellectual Property Schedule, (a) to the Seller’s knowledge, there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or its Subsidiaries, (b) neither the Company nor any Subsidiary has received any notices of any infringement or misappropriation by any third party with respect to any Intellectual Property Rights (including any demand or request that the Company or any Subsidiary license any rights from a third party), (c) the conduct of the Company’s and its Subsidiaries’ businesses has not infringed upon or misappropriated and will not (when conducted in the same manner as currently conducted) infringe or misappropriate with any Intellectual Property Rights of other Persons, and (d) to the Company’s knowledge, the Intellectual Property Rights owned by or licensed to the Company or any Subsidiary have not been infringed or misappropriated by other Persons. The transactions contemplated by this Agreement will have no adverse effect on the Company’s right, title or interest in and to the Intellectual Property Rights listed on the Intellectual Property Schedule and all of such Intellectual Property Rights shall be owned or available for use by the Company on substantially identical terms and conditions immediately after the Closing.

(iii) No employee of First Data Corporation or any of its Subsidiaries or Affiliates (other than employees of the Company and its Subsidiaries) has made an inventive contribution in the development of any software or other technology used in the Company’s or its Subsidiaries’ businesses as currently conducted. No confidential or proprietary information of First Data Corporation or any of its Subsidiaries or Affiliates (except for confidential or proprietary information solely relating to the Company and its Subsidiaries) was used in the development of or otherwise incorporated into any software or other technology used in the Company’s or its Subsidiaries’ businesses as currently conducted.

5O. Litigation, etc. Except as set forth on the attached Litigation Schedule, there are no actions, suits, proceedings, orders, investigations or material claims (and in the past three years there have not been any actions, suits, proceedings, orders, investigations or material claims involving an amount in excess of $150,000) pending or, to the Company’s knowledge, threatened in writing against or affecting in any material respect the Company or any of its Subsidiaries (or to the Company’s knowledge, pending or threatened in writing against any of the officers or managers of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company or any of its Subsidiaries), or pending or threatened in writing by the Company or any of its Subsidiaries against any Person, at law or in equity, or before or by any Governmental Entity; and neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings or, to the Company’s knowledge, any governmental investigations or inquiries. Except as set forth thereon, the Company and its Subsidiaries are fully insured with respect to each of the matters set forth on the attached Litigation Schedule. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other Governmental Entity.

5P. Brokerage. Except as set forth on the Brokerage Schedule, neither the Company nor any of its Subsidiaries is party to or subject to any agreement or arrangement relating to brokerage commissions, finders’ fees or similar compensation payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

5Q. Insurance. The attached Insurance Schedule contains a brief description of each insurance policy maintained by the Company or its Subsidiaries with respect to their respective properties, assets and business, and each such policy is in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of any breach or default with respect to any such policy. Except as set forth on the attached Insurance Schedule, neither the Company nor its Subsidiaries have any co-insurance programs, and neither the Company nor any Subsidiary has deposited, into escrow or otherwise, any amounts in reserve for self-insurance purposes.

5R. Employees. To the Company’s knowledge, except as set forth on the attached Employees Schedule, no executive or key employee of the Company or any of its Subsidiaries and no group of employees of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any material labor relations problems. The Company and its Subsidiaries have complied in all material respects with all applicable laws related to the employment of labor and have complied with all applicable laws related to the licensing of employees under its applicable Licenses. None of the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their respective key employees or consultants is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement in conflict with the present or proposed business activities of the Company or its Subsidiaries or such Person’s duties to the Company or one of its Subsidiaries, except for agreements between the Company and its Subsidiaries and their respective present and former employees. Substantially all employees and consultants of the Company and its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement providing for (i) the nondisclosure by such Person of any confidential information of the Company or its Subsidiaries, and (ii) the assignment or license by such Person to the Company or its Subsidiaries of certain Intellectual Property Rights (an “Inventions Agreement”). No current employee or consultant of the Company or its Subsidiaries has, pursuant to an agreement described in clause (ii) of the preceding sentence, excluded works or inventions that pertain to the Company’s or its Subsidiaries’ businesses made prior to his or her employment with the Company or its Subsidiaries from any Inventions Agreement between the Company or its Subsidiaries and such Person. Except as set forth on the attached Employees Schedule, to the Company’s knowledge, no executive or key employee of the Company or any of its Subsidiaries receives any salary, bonus, consulting fee or other compensation from any Person other than the Company and its Subsidiaries.

5S. ERISA. The Employee Benefits Schedule attached hereto sets forth a complete and correct list of all “employee benefit plans” (as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other material employee benefit plans, programs or arrangements of any kind that are maintained, sponsored or contributed to by the Company, or with respect to which the Company has any liability or potential liability (each an “Employee Benefit Plan”). The Company has provided to the Purchasers’ special counsel complete and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each Employee Benefit Plan. Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance in all material respects with its terms and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, all premiums, contributions or other payments (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. Neither the Company nor any entity that is treated as a single employer with the Company for purposes of Section 414 of the Code (“ERISA Affiliate”) maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

5T. Compliance with Laws; Licenses. Except as set forth on the attached Compliance Schedule:

(i) The Company and its Subsidiaries have complied in all material respects and are in compliance in all material respects with applicable Laws of all Governmental Entities relating to the operation of their businesses and the maintenance and operation of their properties and assets. No written notices have been received by and no material claims have been filed or threatened against the Company or any of its Subsidiaries alleging a violation of any such Laws. Neither the Company nor any of its Subsidiaries has at any time made any bribes, kickback payments, unlawful compensation payments or other similar payments of cash or other consideration (but excluding any advancement of commissions or signing bonuses payable to gaming establishments as inducements to enter into or extend the terms of contracts in the ordinary course of business, provided that no such payments are unlawful), including payments to any business relations for purposes of doing business with such Persons.

(ii) The Company and its Subsidiaries hold and are in compliance in all material respects with all Licenses of or from Governmental Entities required for the conduct of their businesses as presently conducted and the ownership of their properties, and the attached Licenses Schedule sets forth a list of all Licenses which are material to the Company’s and its Subsidiaries’ business. Neither the Company nor any of its Subsidiaries is required to obtain any “gaming” license from any Governmental Entity. No written notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any licenses which are material to the Company’s and its Subsidiaries’ business. All of such Licenses will be available for use by the Company and its Subsidiaries immediately after the Closing.

(iii) No License, qualification, finding of suitability, registration or filing with any Governmental Entity is required to be obtained prior to the Closing by the Purchaser in connection with the execution and delivery of this Agreement by the Company and the Seller, the performance of their obligations hereunder or the consummation of the transactions contemplated herein, except as set forth on the attached Licenses Schedule.

(iv) With respect to the Company’s and its Subsidiaries’ sponsorship in the MasterCard International and Visa U.S.A. card associations: (a) neither the Company nor any of its Subsidiaries’ participation therein has been revoked, suspended, terminated or canceled, (b) neither the Company nor any of its Subsidiaries has been fined thereunder, (c) no fine or other penalty has been levied against the Company or any of its Subsidiaries thereunder and (d) to the best of the Company’s knowledge, there is no basis that the Company or any of its Subsidiaries is exposed to any material liability or disadvantage relating to their participation therein or any basis for the termination of their participation therein.

5U. Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, member, employee or Affiliate of the Company or its Subsidiaries or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any property used by the Company or its Subsidiaries (including any Intellectual Property Rights). None of the Seller, the Founders or any of their Affiliates receive any compensation or other monetary benefit in connection with the Amended and Restated Agreement for Electronic Payment Processing among Global Cash Access, L.L.C. (“GCA”), USA Payment Systems (“USAPS”) and USA

Payments (“USAP”); the Professional Services Agreement between GCA and Infonox on the Web (“Infonox”); the Consulting Agreement between QuikPlay, LLC (“QuikPlay”) and Infonox; the Development Agreement between QuikPlay and Infonox; the Patent License Agreement between GCA and USAP; and the Amended and Restated Software License Agreement between GCA and Infonox (each as set forth on the Contracts Schedule) other than by virtue of their ownership interest in USAPS and Infonox. The owners of record and beneficially of all of the outstanding equity interests of each of USAPS, USAP and Infonox and their respective holdings are set forth on the Affiliated Transactions Schedule. Except as set forth on the Affiliated Transactions Schedule, no employee of the Company or any of its Subsidiaries receives any compensation from any Affiliates of the Seller or the Founders (other than the Company and its Subsidiaries).

5V. Customers. The Customers Schedule attached hereto sets forth a list of the top 10 customers of the Company and its Subsidiaries by dollar volume of purchases for each of the years ended December 31, 2002 and December 31, 2003. Neither the Company nor its Subsidiaries has received any written notice from any customer listed on the Customers Schedule to the effect that such customer intends to exercise its right to terminate or fail to renew its agreement with the Company or its Subsidiaries.

5W. Real Property. Neither the Company nor any of its Subsidiaries owns any real property. The Real Property Schedule attached hereto sets forth a list of all of the leases, subleases and licenses (“Leases”) of real property (the “Leased Real Property”) in which the Company or any of its Subsidiaries has a leasehold, subleasehold and licensed interest, excluding the Company’s rights to install and operate equipment on the premises of its gaming establishment customers in the ordinary course of business. The Company or its Subsidiaries hold a valid and existing leasehold, subleasehold or license interest under each of the Leases. Except for the Leased Real Property, there is no real property which is leased by the Company or its Subsidiaries or otherwise used by the Company or its Subsidiaries in the Company’s or its Subsidiaries’ businesses.

5X. Off-Balance Sheet Financing. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements, or is otherwise a party to any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC. The Company’s vault cash arrangements are excluded from the scope of this representation and warranty.

5Y. Closing Date and Conversion Date. The representations and warranties of the Seller contained in this Section 5 (other than the representations and warranties contained in the first sentence of Paragraph 5I) and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto or in any certificate or other writing delivered by or on behalf of the Company or the Seller to the Purchasers pursuant to this Agreement shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties. The representations and warranties of the Seller contained in Paragraphs 5A, 5B, 5E and 5T shall be true and correct on the Conversion Date as though then made and as though the Conversion Date was substituted for the date of this Agreement throughout such representations and warranties.

Section 6. Certain Additional Representations and Warranties of the Seller. As a material inducement to the Purchasers to enter into this Agreement and purchase the Preferred Units hereunder, the Seller hereby further represents and warrants to the Purchasers as follows:

6A. Capacity; Power and Authority. The Seller possesses all requisite capacity, power and authority necessary to enter into and perform its obligations under this Agreement. The issued and outstanding capital stock of Seller is held of record and beneficially as set forth on the Seller Capitalization Schedule attached hereto.

6B. Authorization. This Agreement and all other agreements contemplated hereby to which the Seller is a party, when executed and delivered by the Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and relief of debtors and general principles of equity).

6C. Noncontravention. Subject to the receipt of all Third Party Approvals, the execution and delivery by the Seller of this Agreement and all other agreements contemplated hereby to which the Seller is a party, the consummation of the Conversion and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Seller’s Units pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity prior to the Closing pursuant to, any Law (in the case of federal securities laws, subject to the accuracy of the representations and warranties of the Purchasers contained herein) to which the Seller is subject, or any agreement, instrument order, judgment or decree to which the Seller is subject, except for any filing, notice or authorization required pursuant to the Hart-Scott-Rodino Act.

6D. Title to Interests, etc. After the Exchange Transactions, the Seller will be the record and beneficial owner of, and will have good and marketable title to, 302.50 Preferred Units, free and clear of all Liens, agreements (other than this Agreement, the Registration Agreement and the Stockholders Agreement), voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (collectively, “Encumbrances”) other than Encumbrances arising from securities laws, and any gaming-related laws restricting the sale of such securities to certain known offenders. At the Closing, the Seller shall sell to the Purchasers good and marketable title to such Preferred Units free and clear of all Encumbrances, except for Encumbrances arising from agreements to which any Purchaser (and not Seller) is a party, securities laws and any other laws governing a Purchaser’s business or operations.

6E. Brokerage. Except as set forth on the attached Brokerage Schedule, neither the Seller nor any of its Affiliates is a party to or subject to any arrangement or agreement relating to any brokerage commissions, finders’ fees or similar compensation payable by any Purchaser or the Company in connection with the transactions contemplated by this Agreement.

6F. Closing Date and Conversion Date. The representations and warranties of the Seller contained in this Section 6 shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties. The representations and warranties of the Seller contained in Paragraph 6C shall be true and correct on the Conversion Date as though then made and as though the Conversion Date was substituted for the date of this Agreement throughout such representations and warranties.

Section 7. Representations and Warranties of the Purchasers. As a material inducement to the Company and the Seller to enter into this Agreement and consummate the transactions contemplated hereby, each Purchaser, severally with respect to itself only and not jointly with respect to any of the other Purchasers, hereby represents and warrants to the Company and the Seller as follows:

7A. Organization, Power and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Purchaser possesses all requisite power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

7B. Authorization. The execution, delivery and performance of this Agreement and all of the other agreements contemplated hereby to which such Purchaser is a party and the purchase of the Preferred Units by such Purchaser have been duly authorized by such Purchaser. This Agreement and all other agreements contemplated hereby to which such Purchaser is a party, when executed and delivered by such Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Purchaser, enforceable in accordance with its terms (except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and relief of debtors and general principles of equity).

7C. Noncontravention. The execution and delivery by such Purchaser of this Agreement and all other agreements contemplated hereby to which such Purchaser is a party, the purchase of the Preferred Units hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by such Purchaser, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity prior to the Closing pursuant to, any Law (other than gaming-related Laws) to which such Purchaser is subject, the organizational documents of such Purchaser or any agreement, instrument, order, judgment or decree to which such Purchaser is subject, except for any filing, notice or authorization required pursuant to the Hart-Scott-Rodino Act.

7D. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation payable by the Company or the Seller in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which such Purchaser is a party or to which such Purchaser is subject.

7E. Purchase Entirely for Own Account. The Preferred Units to be received by such Purchaser hereunder and the Common Units issuable upon conversion thereof (collectively, the “Securities”) are being acquired for investment for such Purchaser’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The acquisition by each Purchaser of any of the Securities shall constitute confirmation of the representation by each such Purchaser that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

7F. Disclosure of Information. Such Purchaser represents that it has had an opportunity to ask questions and receive answers from the Seller and the Company regarding the terms and conditions of the offering of the Preferred Units and the business, properties, prospects and financial condition of the Company.

7G. Investment Experience. Such Purchaser is an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Units. Such Purchaser acknowledges that any investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

7H. Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, as presently in effect.

7I. Restricted Securities. Such Purchaser understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Such Purchaser understands that the Securities have not been and, subject to the Registration Agreement, will not be registered under the Securities Act and have not been and, subject to the Registration Agreement, will not be registered or qualified in any state in which they are offered, and thus the Purchaser will not be able to resell or otherwise transfer its Securities unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. Such Purchaser has no immediate need for liquidity in connection with this investment and does not anticipate that it will be required to sell its Securities in the foreseeable future.

7J. Closing Date. The representations and warranties contained in this Section 7 shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

Section 8. Indemnification and Other Agreements.

8A. Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement shall survive the Closing as follows:

(i) the representations and warranties in Paragraph 5L (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days;

(ii) the representations and warranties in Paragraph 5N (Intellectual Property Rights) shall terminate on the second anniversary of the Closing;

(iii) the representations and warranties in Paragraph 5B(i) and (ii) (Equity Interests and Related Matters), Paragraph 5C (Subsidiaries; Investments), Paragraph 5D (Authorization), Paragraph 6A (Capacity; Power and Authority), Paragraph 6B (Authorization), Paragraph 6D (Title to Interests), Paragraph 7A (Organization, Power and Authority) and Paragraph 7B (Authorization) shall not terminate; and

(iv) all other representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement shall terminate on the later of (a) the first anniversary of the Closing or (b) the date that is thirty (30) days following the Purchasers’ receipt of the Company’s audited consolidated financial statements for the calendar year ended December 31, 2004;

provided that any representation or warranty in respect of which indemnity may be sought under Paragraph 8B, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Paragraph 8A if notice of the inaccuracy or breach or alleged inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of when Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement shall survive for the periods set forth in this Paragraph 8A and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge of any Party’s officers, directors, members, employees or agents or the acceptance by any Party of any certificate or opinion hereunder.

8B. General Indemnification.

(i) Indemnification by the Seller. The Seller Parties, jointly and severally, shall indemnify each of the Purchaser Parties and save and hold each of them harmless against any Losses which any such Purchaser Party may suffer, sustain or become subject to, as a result of or relating to or by virtue of: (a) any breach of any representation or warranty of the Seller under this Agreement or any of the Schedules attached hereto or in any of the certificates or other instruments or documents furnished by the Company or any Seller Party pursuant to this Agreement; (b) any nonfulfillment or breach of any covenant or agreement by the Company or the Seller under this Agreement or any of the Schedules attached hereto required to be performed or complied with by the Company or the Seller at or prior to the Closing; (c) any nonfulfillment or breach of any covenant or agreement by any Seller Party under this Agreement or any of the Schedules attached hereto required to be performed or complied with by any Seller Party after the Closing; and (d) any Losses relating to Item 3 on the Litigation Schedule attached hereto; provided that the Seller Parties shall not have any liability under (x) clause (a) above (other than with respect to Losses relating to a breach of any of the Specified Representations and Warranties) unless the aggregate of all Losses relating thereto for which the Seller Parties would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to one-percent (1%) of the Final Purchase Price (and then the Seller Parties shall be liable for all such Losses), or (y) under clause (d) above until the aggregate of all Losses incurred by the Company related thereto exceeds on a cumulative basis an amount equal to $2,500,000 (and then the Seller Parties shall be liable only for such excess); and provided further that the Seller Parties shall not have any liability under clause (a) above (other than with respect to Losses relating to a breach of any of the Specified Representations and Warranties) for any individual item where the Loss relating to such item is less than $100,000 (but with it being understood, however, that all Losses reasonably related to claims arising out of the same or substantially common facts, events or circumstances shall be considered an individual item for purposes of this proviso) and none of such Losses shall be aggregated for purposes of the first proviso to this Paragraph 8B(i); and provided further that the Seller Parties’ aggregate liability under clause (a) above (other than with respect to Losses relating to a breach of any of the Specified Representations and

Warranties) shall in no event exceed ten-percent (10%) of the Final Purchase Price (but with it being understood, however, that nothing in this Agreement (including this Paragraph 8B) shall limit or restrict any of the Purchaser Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or fraud); and provided further that the Seller Parties’ aggregate liability under clause (a) above with respect to Losses relating to a breach of any of the Specified Representations and Warranties shall in no event exceed the Final Purchase Price. All indemnification payments under this Paragraph 8B(i) shall be deemed to be adjustments to the Final Purchase Price.

(ii) Indemnification by the Purchasers. Each Purchaser shall, with respect to the representations, warranties, covenants and agreements made by such Purchaser and not with respect to the representations, warranties, covenants and agreements made by any of the other Purchasers, indemnify the Seller Parties and hold them harmless against any Losses which the Seller Parties may suffer, sustain or become subject to, as a result of or relating to or by virtue of: (a) any breach of any representation or warranty of such Purchaser under this Agreement or in any of the certificates or other instruments or documents furnished by such Purchaser pursuant to this Agreement; or (b) any nonfulfillment or breach of any covenant or agreement by such Purchaser under this Agreement. All indemnification payments under this Paragraph 8B(ii) shall be deemed to be adjustments to the Final Purchase Price.

(iii) Manner of Payment. Any indemnification of the Purchaser Parties or the Seller Parties pursuant to this Paragraph 8B shall be effected by wire transfer of immediately available funds from the Seller Parties or the Purchasers, as the case may be, to an account designated by any Purchaser Party or Seller Party, as the case may be, within 30 days after the determination thereof. Any such indemnification payments shall include interest at a rate per annum equal to 1.47% (the “Applicable Rate”), calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment.

(iv) Defense of Third Party Claims. Any Person making a claim for indemnification under this Paragraph 8B (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing in reasonably available detail the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall not dispute that such claim is subject to indemnification under this Section 8; and provided further, that:

(1) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(2) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation with respect to the Indemnitee; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or would materially injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (E) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(3) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, with prejudice.

(v) Certain Waivers and Consents. Each Seller Party hereby agrees that he or it shall not make any claim for indemnification against the Company or any of its Subsidiaries (whether pursuant to the Existing Operating Agreement or the Restated Operating Agreement or any indemnification or other agreement existing between the Company and such Seller Party or under applicable law or otherwise) by reason of the fact that he or it is or was a member, manager, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a partner, manager, member, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Purchaser Parties against such Seller Party pursuant to this Agreement, and each Seller Party hereby acknowledges and agrees that he or it shall have no claims or right to contribution or indemnity from the Company or any of its Subsidiaries with respect to any amounts paid by such Seller Party pursuant to this Paragraph 8B (with it being understood, however, that nothing in this Paragraph 8B(v) shall constitute a waiver by such Seller Party of any claims against any other Person). Except for liabilities arising in the ordinary course under the agreements set forth on the Affiliated Transactions Schedule and the payment of “Permitted Tax Distributions” under the Existing Operating Agreement and the Restated Operating Agreement, effective upon the Closing, each of the Seller Parties hereby irrevocably waives, releases and discharges the Company and its Subsidiaries from any and all liabilities and obligations to such Seller Party of any kind or nature whatsoever, whether in its capacity as a member, manager, stockholder, officer or director of the Company or any of its Subsidiaries or otherwise, in each case based on facts, events or circumstances arising prior to the Closing and whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and such Seller Party shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its Subsidiaries.

8C. Press Release and Announcements. Unless required by law (in which case each Party agrees to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or public announcements related to this Agreement or the transactions contemplated hereby will be issued or released at the Closing without the consent of the Purchasers and the Seller and, to the extent BofA is mentioned, BofA.

8D. Non-Compete; Non-Solicitation.

(i) Each Seller Party hereby acknowledges that such Seller Party is familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information. Each Seller Party acknowledges and agrees that the Company would be irreparably damaged if such Seller Party were to provide services to any Person competing with the Company or its Subsidiaries or engaged in a similar business and that such competition by such Seller Party would result in a significant loss of goodwill by the Company and its Subsidiaries. Each Seller Party further acknowledges and agrees that the covenants and agreements set forth in this Paragraph 8D were a material inducement to the Purchasers and the Company to enter into this Agreement and to perform their obligations hereunder, and that the Purchasers and the Company would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any of the Seller Parties breached the provisions of this Paragraph 8D. Each Seller Party further acknowledges that such Seller Party’s services have been and shall be of special, unique and extraordinary value to the Company, that such Seller Party is a founder of the Company and that such Seller Party has been substantially responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill. Therefore, in further consideration of the Final Purchase Price to be paid to the Seller hereunder for the Preferred Units and the goodwill of the Company being sold by the Seller, each Seller Party agrees that until the third anniversary of the Closing Date that such Seller Party shall not (and shall cause each of its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the world in any of the following types of businesses: cash access products and services and the provision of payment processing services to patrons of establishments at which gaming activity occurs (except to the extent of the contracts and agreements described on Schedule 8D attached hereto pursuant to which USAP or USAPS provides payment processing services as of the Closing), cashless gaming systems and equipment, check verification and guarantee services at gaming and other establishments, maintaining a gaming patron credit bureau database and marketing and information services related to the foregoing (collectively, the “Business”); provided that nothing herein shall prohibit any Seller Party or any of its Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit any Seller Party from directly or indirectly engaging in the business of providing payment processing services with respect to non-gaming merchant operations (including but not limited to hotels, restaurants, retail shops, travel agencies or car rental agencies) conducted at any establishment at which revenue from gaming activity accounts for less than 20% of its total revenues.

(ii) For so long as the Seller Parties have continuing obligations under Paragraph 8D(i) above, no Seller Party shall (and each Seller Party shall cause all of its Affiliates not to) directly, or indirectly through another Person, (a) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof or (b) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this Paragraph 8D(ii) that any such hiring within such six (6) month period is in violation of clause (a) above).

(iii) If, at the time of enforcement of the covenants contained in this Paragraph 8D (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller Party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by the Purchasers hereunder. Each Seller Party further acknowledges and agrees that the Restrictive Covenants are being entered into by such Seller Party in connection with the sale by the Seller of the goodwill of the Company’s business pursuant to this Agreement and not directly or indirectly in connection with such Seller Party’s employment or other relationship with the Company.

(iv) If any Seller Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and the Purchasers shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and the Purchasers and that money damages would not provide an adequate remedy to the Company or the Purchasers.

8E. Intellectual Property Rights Protection. Each Seller Party shall provide the Company and its Subsidiaries and their respective successors, assigns or other legal representatives reasonable cooperation and assistance at the Company’s or such Subsidiary’s request and expense in the protection of all Intellectual Property Rights now or hereafter owned or used by the Company or any of its Subsidiaries against any claims or demands of invalidity or unenforceability, and in the prosecution or defense of any interference, opposition, reexamination, reissue, infringement or other proceeding that may arise in connection with the Company’s or any of its Subsidiaries’ right, title and interest in and to such Intellectual Property Rights, including execution and delivery of any and all affidavits, testimonies, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required. Notwithstanding anything herein to the contrary, the Seller Parties obligations under this Paragraph 8E shall terminate and be of no further force and effect if the Seller Parties cease to hold any equity interest in the Company.

8F. Further Assurances. In case at any time after the Closing any further action is necessary to consummate the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Paragraph 8B above). The Founders shall cause the Seller to perform and comply with all of its obligations hereunder after the Closing.

8G. Certain Tax Matters. The Company and each Subsidiary that is a partnership for federal income tax purposes shall make a timely election under Section 754 of the Code for its Taxable year in which the Closing occurs in connection with the transactions contemplated by this Agreement.

8H. Dispute Resolution.

(i) In the event of any dispute or disagreement between the Parties following the Closing as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder, the matter, upon the written request of any Party, shall be referred to representatives of the Parties for decision (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the Parties shall be free to exercise the remedies available to it under Paragraph 8H(ii) below.

Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder (other than pursuant to Paragraph 1E(iii) above) that cannot be resolved by negotiation pursuant to Paragraph 8H(i) above shall be settled exclusively by arbitration in San Francisco, California. Such arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with its then prevailing Commercial Arbitration Rules (except as otherwise provided herein) by one independent and impartial arbitrator who shall be selected by the Seller and the Purchasers in accordance with such Rules. Notwithstanding anything to the contrary provided in Paragraph 11K hereof, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The fees and expenses of the AAA and the arbitrator shall be shared equally by the Seller on the one hand and the Purchasers on the other hand and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) and interest at the Applicable Rate to the prevailing Party or Parties. The arbitrator shall permit and facilitate such discovery as the Party initiating such claim shall reasonably request. The arbitrator shall be instructed to render his or her award within 30 days of the conclusion of the arbitration hearing. The arbitrator shall be expressly empowered to determine the amount of any Losses subject to indemnification hereunder in accordance with the terms and provisions of this Agreement. Notwithstanding anything to the contrary provided in this Paragraph 8H(ii) and without prejudice to the above procedures, any Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such Party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review (absent manifest error), and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary provided in this Paragraph 8H, the Company or the Purchasers may elect to enforce any of the provisions of Paragraphs 8D and the Exhibits attached hereto by application to a court of competent jurisdiction for equitable or legal relief (including damages or injunctive relief) rather than pursuant to the above procedures.

8I. Key-Man Policies. Within 30 days after the Closing Date, the Company shall obtain a key-man life insurance policy, with benefits payable to the Company, on each of the executives set forth on the attached Key-Man Life Insurance Schedule in the amounts set forth thereon.

8J. Conversion to Corporation.

(i) On the day immediately following the Closing Date (the “Conversion Date”), the Company shall (and the Seller and each Purchaser shall use its commercially reasonable best efforts to cause the Company to) convert to a Delaware corporation named GCA Holdings, Inc. by filing the certificate of conversion in substantially the form attached hereto as Exhibit L (the “Certificate of Conversion”) and a certificate of incorporation containing the terms substantially in the form attached hereto as Exhibit M (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware. The Certificate of Conversion, the Certificate of Incorporation and the Company’s bylaws in the form of Exhibit N attached hereto shall be approved by all necessary action by the Company, the Seller and the Purchasers at the Closing. Immediately prior to the conversion, the Company shall declare a “Permitted Tax Distribution” (as defined in the Restated Operating Agreement) to its members (including the Purchasers).

(ii) On the Conversion Date, the Purchasers shall file, or cause to be filed, the Certificate of Conversion and the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Conversion shall be effective at the time of filing of the Certificate of Conversion on the Conversion Date.

(iii) Upon the Conversion, (a) each Class A Common Unit issued and outstanding immediately prior to the Conversion shall be converted into and exchanged for 10,000 validly issued, fully paid and nonassessable shares of the Company’s Class A Common Stock; (b) each Class B Common Unit issued and outstanding immediately prior to the Conversion shall be converted into and exchanged for 10,000 validly issued, fully paid and nonassessable shares of the Company’s Class B Common Stock; (c) each Class A Preferred Unit issued and outstanding immediately prior to the Conversion shall be converted into and exchanged for 10,000 validly issued, fully paid and nonassessable shares of the Company’s Class A Preferred Stock; and (c) each Class B Preferred Unit issued and outstanding immediately prior to the Conversion shall be converted into and exchanged for 10,000 validly issued, fully paid and nonassessable shares of the Company’s Class B Preferred Stock.

(iv) On the Conversion Date:

(a) the Company shall cause Morrison & Foerster LLP, as counsel to the Company and the Seller, to deliver an opinion to the Purchasers substantially in the form of Exhibit O attached hereto, which shall be addressed to the Purchasers and dated as of the Conversion Date;

(b) each Existing Member and each Purchaser shall deliver to the Company for cancellation unit certificates representing all of the Units held by such Existing Member or such Purchaser together with a duly executed assignment of such Units; and

(c) the Company shall deliver to each Existing Member and each Purchaser a stock certificate representing the shares of capital stock to be received by such Existing Member or such Purchaser upon conversion of its Units.

(v) Each of the Registration Agreement, the Stockholders Agreement, and the Investor Rights Agreement shall be in full force and effect as of the Closing Date; provided that in each such document, as applicable, prior to the Conversion Date (a) the term “Company” shall refer to the Company as defined in the preamble to this Agreement, (b) the term “Common Stock” shall refer to the Common Units, (c) the term “Class A Common Stock” shall refer to the Class A Common Units, (d) the term “Class B Common Stock” shall refer to the Class B Common Units, (e) the term “Preferred Stock” shall refer to the Preferred Units, (f) the term “Class A Preferred Stock” shall refer to the Class A Preferred Units, (f) the term “Class B Preferred Stock” shall refer to the Class B Preferred Units, (g) the term “Stockholders” shall refer to the members of the Company, and (h) the term “Board of Directors” shall refer to the Company’s Management Committee. In the event that the terms of the Registration Agreement, the Stockholders Agreement or the Investor Rights Agreement conflict with the terms of the Restated Operating Agreement then the terms of the Registration Agreement, the Stockholders Agreement or the Investor Rights Agreement, as applicable, shall govern.

(vi) The Parties agree that B of A may convert its shares of voting Common Stock for shares of nonvoting Common Stock only in the event of a BHC Regulatory Problem (as defined in the Stockholders Agreement) upon 10 business days prior written notice to the Company, the Seller and each Purchaser. The Certificate of Incorporation to be filed in connection with the Closing shall contain provisions permitting holders of shares of voting common stock to convert such shares into shares of nonvoting common stock under the circumstances described above.

Section 9. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Rate” has the meaning set forth in Paragraph 8B(iii).

“Assets” has the meaning set forth in Paragraph 5K(i).

“Closing” has the meaning set forth in Paragraph 1D.

“Closing Date” has the meaning set forth in Paragraph 1D.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Common Units” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Transaction” has the meaning set forth in Paragraph 4G.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company or its Subsidiaries or their business relations and their respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company’s and its Subsidiaries’ customers, suppliers, distributors, independent contractors, clearing agencies, joint venture partners and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto (including information contained in the Company’s and its Subsidiaries’ proprietary data bases and the use and functions thereof); (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and (v) other Intellectual Property Rights.

“Encumbrances” has the meaning set forth in Paragraph 6D.

“ERISA” has the meaning set forth in Paragraph 5S.

“Exchange” has the meaning set forth in the Recitals.

“Exchange Transactions” has the meaning set forth in Paragraph 1B.

“Existing Members” means the Seller and B of A.

“Existing Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement for GCA Holdings, L.L.C., dated as of March 10, 2004.

“Extraordinary Event” means any of the following: (i) terrorist acts or acts of war directed against the United States, (ii) natural disasters, (iii) governmental investigations or raids, (iv) gaming license revocations or suspensions, (v) the death or disability of Kirk Sanford, Karim Maskatiya or Robert Cucinotta, (vi) a liquidity crisis or material business interruption affecting the Company or any of its Subsidiaries or (vii) the suspension of trading in financial or credit markets.

“Final Purchase Price” has the meaning set forth in Paragraph 1E.

“Financial Statements” has the meaning set forth in Paragraph 5F.

“Founder” or “Founders” has the meaning set forth in the Preamble.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approvals” has the meaning set forth in Paragraph 2L.

“Governmental Entity” means (i) any federal, state, province, local, municipal, tribal, foreign or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or regulatory organization and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; and (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal, tribal or foreign government or other political subdivision or otherwise, or any officer or official thereof, with authority to regulate any gaming-related operations of the Company or any of its Subsidiaries.

“Hart-Scott-Rodino Act” has the meaning set forth in Paragraph 2L.

“Indebtedness” means at any particular time, without duplication, (i) all indebtedness or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term or long-term, secured or unsecured, (ii) all obligations of the Company and its Subsidiaries evidenced by any note, bond, debenture or other similar instrument or debt security, (iii) all obligations arising from cash/book overdrafts, (iv) all indebtedness for the deferred purchase price of property or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise which is not evidenced by a trade payable or other current liability, (v) all obligations of the Company and its Subsidiaries arising from deferred compensation arrangements and all obligations under severance plans, bonus plans or similar arrangements triggered or made payable as a result of the transactions contemplated herein, (vi) all obligations under capitalized leases, (vii) any indebtedness secured by a Lien on the Company’s or any of its Subsidiaries’ assets, and (viii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indenture” means that certain Indenture, dated as of March 10, 2004, by and among GCA, Global Cash Access Finance Corporation, CCI Acquisition, LLC, Central Credit, LLC and The Bank of New York relating to those certain 8¾% senior subordinated notes due 2012 in the original principal amount of $235,000,000, as may be amended, modified or supplemented from time to time.

“Intellectual Property Rights” means any and all intellectual and proprietary rights and rights in Confidential Information of every kind and description anywhere in the world, including all (i) patents, patent applications, patent disclosures and inventions, (ii) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof (together with all of the goodwill associated therewith), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership, limited liability company and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Latest Audited Balance Sheet” has the meaning set forth in Paragraph 5F(i).

“Latest Balance Sheet” has the meaning set forth in Paragraph 5F(ii).

“Laws” means any federal, state, local, municipal, tribal or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.

“Licenses” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Entity, whether foreign, federal, state or local, or any other Person, necessary for the Company’s and its Subsidiaries businesses as presently conducted and as proposed to be conducted.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or its Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company or its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Loss” or “Losses” means any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, diminution in value, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing)

“Material Adverse Effect” means a material and adverse effect upon the business, operations, assets, liabilities, Licenses, financial condition, operating results, cash flow or employee, customer or supplier relations of the Company and its Subsidiaries taken as a whole.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” shall mean (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s or any of its Subsidiaries’ business and (v) Liens securing the Senior Debt.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Units” has the meaning set forth in the Recitals.

“Purchaser” or “Purchasers” has the meaning set forth in the Preamble.

“Purchaser Parties” means the Purchasers and their respective Affiliates (excluding the Company and its Subsidiaries), members, stockholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns.

“Purchase Transaction” has the meaning set forth in Paragraph 1C.

“Registration Agreement” has the meaning set forth in Paragraph 2F.

“Restated Operating Agreement” has the meaning set forth in Paragraph 1A(i).

“Restructuring Agreement” means that certain Restructuring Agreement, dated as of December 10, 2003, by and among First Data Corporation, FDFS Holdings, LLC, the Seller, certain of the Founders and Global Cash Access, L.L.C., as amended and modified from time to time prior to the date hereof.

“Seller” has the meaning set forth in the Preamble.

“Seller Parties” means the Seller and each Founder.

“Senior Credit Agreement” means that certain Credit Agreement, dated March 10, 2004, among the Company, GCA, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, as may be amended, modified or supplemented from time to time.

“Senior Debt” means the Indebtedness outstanding under that certain Credit Agreement, dated March 10, 2004, among the Company, Global Cash Access, L.L.C., the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

“Senior Notes” means the Indebtedness represented by the outstanding 8¾% Senior Subordinated Notes due 2012 issued by Global Cash Access, L.L.C. and Global Cash Access Finance Corporation.

“Specified Representations and Warranties” means the representations and warranties in Paragraph 5B (Equity Interests and Related Matters), Paragraph 5C (Subsidiaries; Investments), Paragraph 5D (Authorization), Paragraph 5L (Tax Matters), Paragraph 5P (Brokerage), Paragraph 6A (Capacity; Power and Authority), Paragraph 6B (Authorization), Paragraph 6D (Title to Interests, etc.) and Paragraph 6E (Brokerage).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

“Summit Investors” means Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P. and Summit Investors VI, L.P.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital interests, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Tudor Investors” means Tudor Ventures II, L.P., The Altar Rock Fund L.P., The Raptor Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and The Tudor BVI Global Portfolio, Ltd.

“Units” means, collectively, the Common Units and the Preferred Units.

Section 10. Termination.

10A. Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of the Seller and all Purchasers;

(ii) by any Purchaser if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Company or the Seller in the representations and warranties or covenants set forth in this Agreement or the Schedules attached hereto, which in the case of any breach of covenant has not been cured within ten (10) days after written notification thereof by such Purchaser to the Company and the Seller;

(iii) by the Seller if there has been a material misrepresentation, material breach of warranty or material breach of covenant by the Purchasers in the representations and warranties or covenants set forth in this Agreement or the Schedules attached hereto, which in the case of any breach of covenant has not been cured within ten (10) days after written notification thereof by the Seller to the Purchasers; or

(iv) by the Purchasers, on the one hand, or the Seller on the other hand, if the Closing shall not have occurred by May 24, 2004; provided that the Party electing termination pursuant to this clause (iv) of this Paragraph 10A shall not have knowingly and willfully breached or otherwise knowingly and willfully failed to perform any of its covenants set forth in Section 4 of this Agreement.

10B. Effect of Termination. In the event of termination of this Agreement by any Party as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Paragraphs 10A and 10B and Section 11, and the last sentence of paragraph 4C, shall survive such termination indefinitely, and except that nothing in Paragraph 10A or this Paragraph 10B shall be deemed to release any Party from any liability for any breach by such Party of this Agreement prior such termination; provided that the Company shall have no liability under the first sentence of Paragraph 11A.

Section 11. Miscellaneous.

11A. Fees and Expenses. At the Closing, the Company shall pay (or reimburse the applicable Persons hereunder for) all of the fees and expenses (including reasonable fees and expenses of legal counsel, accountants, consultants and other representatives) incurred by the Company, each of the Purchasers and the Seller in connection with this Agreement and the consummation of the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including attorneys’ fees and expenses) from the Party against which such action or proceeding is brought in addition to any other relief to which such prevailing Party may be entitled.

11B. Remedies. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

11C. Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon the Company only if set forth in a writing executed by the Company and referring specifically to the provision alleged to have been amended or waived, any such amendment or waiver shall be binding upon the Seller only if set forth in a writing executed by the Seller and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon a Purchaser only if set forth in a writing executed by such Purchaser and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

11D. Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and all of the rights, interests and obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller, or assigned or delegated by the Company, without the prior written consent of all of the Purchasers. Any Purchaser may assign its right to purchase the Preferred Units hereunder to one or more entities formed for that purpose without the prior written consent of any other Party hereto; provided that no such assignment by such Purchaser shall relieve such Purchaser of its obligations hereunder. The Summit Investors may assign their respective rights and obligations hereunder to purchase up to 15% of the Preferred Units to be purchased at the Closing in the Purchase Transaction to up to two assignees, subject to the Seller’s consent which will not be unreasonably withheld.

11E. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11F. Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

11G. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

11H. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including that certain letter of intent, dated April 3, 2004, by and among the Company, the Seller and Summit Partners, L.P.), whether written or oral, relating to such subject matter in any way.

11I. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

11J. Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. Any item disclosed in any of the Schedules shall be deemed disclosed in any other Schedule if a reasonable party would have understood, based on the location and content of such disclosure, that such disclosure qualified such other Schedule and appreciated the significance thereof without a specific cross-reference thereto.

11K. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11L. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchasers at the addresses set forth on the Schedule of Purchasers attached hereto and to the Seller and the Company at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

The Company:

GCA Holdings, L.L.C.

3525 E. Post Road, Suite 120

Las Vegas, Nevada 89120

Attn: Chief Executive Officer

Phone: (702) 855-3006

Facsimile: (702) 262-5039

The Seller:

M & C International

2350 Mission College Blvd, Suite 200

Santa Clara, California 95054

Phone: (408) 492-0034

Facsimile: (408) 492-9632

with a copy to:

(which shall not constitute notice to the Seller)

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Attn: Paul “Chip” L. Lion III, Esq.

Phone: (650) 813-5615

Facsimile: (650) 494-0792

11M. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11N. Knowledge. For purposes of this Agreement, “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by (a) the Seller, Karim Maskatiya or Robert Cucinotta, if used in reference to the Seller, and (b) Karim Maskatiya, Robert Cucinotta, Kirk Sanford, Pamela Shinkle and Robert Fry, if used in reference to the Company. An individual shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records that would reasonably be expected to be reviewed by such individual upon reasonable due investigation, or (ii) such knowledge could be obtained from reasonable inquiry of subordinates charged with administrative or operational responsibility for the matters in question.

11O. Understanding Among the Purchasers. The determination of each Purchaser to enter into this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability thereof or as to the properties, prospects or conditions (financial or otherwise) of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the other Purchasers that neither Summit Partners, L.P. nor any of its Affiliates has acted as an agent of such Purchaser in connection with making its investment hereunder and that neither Summit Partners, L.P. nor any of its Affiliates shall be acting as an agent of such Purchaser in connection with monitoring its investment hereunder. In addition, it is acknowledged by each of the other Purchasers that Summit Partners, L.P. has retained Kirkland & Ellis LLP to act as its counsel in connection with the transactions contemplated hereby and that Kirkland & Ellis LLP has not acted as counsel for any other Purchaser in connection with the transactions contemplated hereby and that none of the other Purchasers has the status of a client of Kirkland & Ellis LLP for conflict of interest or any other purposes as a result thereof.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase and Exchange Agreement on the date first written above.

GCA HOLDINGS, L.L.C.

By:	/s/ KARIM MASKATIYA
Its:	Chairman

M & C INTERNATIONAL

By:	/s/ KARIM MASKATIYA
Its:	President

/s/ KARIM MASKATIYA
Karim Maskatiya

/s/ ROBERT CUCINOTTA
Robert Cucinotta

(Continuation of Signature Page to Securities Purchase and Exchange Agreement)

SUMMIT VENTURES VI-A, L.P.

By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:	/s/ WALTER KORTSCHAK
Its:	Member

SUMMIT VENTURES VI-B, L.P.

By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:	/s/ WALTER KORTSCHAK
Its:	Member

SUMMIT VI ADVISORS FUND, L.P.

By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:	/s/ WALTER KORTSCHAK
Its:	Member

SUMMIT VI ENTREPRENEURS FUND, L.P.

By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:	/s/ WALTER KORTSCHAK
Its:	Member

(Continuation of Signature Page to Securities Purchase and Exchange Agreement)

SUMMIT INVESTORS VI, L.P.

By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:	/s/ WALTER KORTSCHAK
Its:	Member

(Continuation of Signature Page to Securities Purchase and Exchange Agreement)

Tudor Ventures II L.P.

By:	Tudor Ventures Group L.P., General Partner
By:	Tudor Ventures Group LLC, General Partner

	By:	/s/ STEPHEN N. WALDMAN
	Name:	Stephen N. Waldman
	Title:	Managing Director

The Raptor Global Portfolio Ltd.

By:	Tudor Investment Corporation, Investment Adviser

By:	/s/ STEPHEN N. WALDMAN
Name:	Stephen N. Waldman
Title:	Managing Director

The Tudor BVI Global Portfolio Ltd.

By:	Tudor Investment Corporation, Trading Advisor

By:	/s/ STEPHEN N. WALDMAN
Name:	Stephen N. Waldman
Title:	Managing Director

The Altar Rock Fund L.P.

By:	Tudor Investment Corporation, General Partner

By:	/s/ STEPHEN N. WALDMAN
Name:	Stephen N. Waldman
Title:	Managing Director

Tudor Proprietary Trading, L.L.C.

By:	/s/ STEPHEN N. WALDMAN
Name:	Stephen N. Waldman
Title:	Managing Director

(Continuation of Signature Page to Securities Purchase and Exchange Agreement)

BANK OF AMERICA CORPORATION

By:	/s/ KAREN A. GOSNELL
Its:	Senior Vice President

SCHEDULE OF PURCHASERS

Name and Address	Number of Preferred Units	Total Purchase Price for Preferred Units